Exhibit 15.1

December 10, 2021

The Board of Directors and Stockholders of Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

We are aware that our report dated October 26, 2021, on our review of interim financial information of Microsoft Corporation appearing in Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington